Exhibit 10.22

SUBLEASE

THIS SUBLEASE AGREEMENT (this “Sublease”), made as of December 16, 2019 (the “Effective Date”), by and between SURFACE ONCOLOGY, INC., a Delaware corporation (“Sublessor”), and EQRX, INC., a Delaware corporation (hereinafter referred to as “Sublessee”);

W I T N E S S E T H:

WHEREAS, pursuant to that certain Lease Agreement dated as of May 13, 2016, as amended by that certain First Amendment to Lease dated as of February 28, 2017 and that Second Amendment to Lease dated as of May 22, 2018 (collectively, as the same may have been heretofore further amended, amended and restated, supplemented or modified from time to time, the “Prime Lease”), BMR-HAMPSHIRE LLC (“Prime Lessor”), as lessor, leases to Sublandlord, as lessee, a portion of the building located at 50 Hampshire Street, Cambridge, Middlesex County, Massachusetts (the “Premises” or the “Building”), upon and subject to the terms and conditions set forth in the Prime Lease. A redacted copy of the Prime Lease is attached hereto as Exhibit A and made a part hereof; and

WHEREAS, Sublessee desires to sublease a portion of the Premises from Sublessor and Sublessor is willing to sublease the same, all on the terms and conditions hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

1.Sublease of Subleased Premises. For the Rent (as defined herein) and upon the terms and conditions herein, Sublessor hereby subleases to Sublessee, and Sublessee hereby subleases from Sublessor the following space during the following periods during the Term (as defined herein) of this Sublease:

(a)Seventh Floor Premises. From the Commencement Date (as defined herein) through the Expiration Date, the Subleased Premises shall include only the approximately 33,529 rentable square feet of space described in Exhibit B which shall be referred to herein as the “Subleased Premises”.

(b)During the term hereof, Sublessee shall have access to and use of the Subleased Premises twenty-four (24) hours a day, seven (7) days a week, subject to the terms of this Sublease.

2.Term; Condition of Premises. Subject to the following provisos, the term of this Sublease (“Term”) shall commence upon the later of (a) the date on which the Subleased Premises are tendered to Sublessee for its occupancy and use and (b) the date Sublessor delivers Prime Lessor’s consent to this Sublease to Sublessee containing terms and conditions acceptable to Sublessee in its sole discretion (the later of (a) and (b), the “Commencement Date”), which is targeted for January 1, 2020 (“Sublease Target Commencement Date”), and shall expire on the date that is thirty-six (36) full calendar months after the Commencement Date (the “Expiration Date”), unless sooner terminated as set forth herein. Notwithstanding anything in this Sublease to the contrary, Sublessor’s obligation to timely deliver the Subleased Premises on or before the Sublease Target Commencement

Date shall be subject to extension on a day-for-day basis as a result of Force Majeure (as defined below), and Sublessor shall incur no liability under this Section for any delay caused by or any action or inaction of Sublessee or its contractors, agents or employees. Sublessor shall not be liable for the failure to furnish any utility or service, whether or not such failure is caused by accidents; breakage; casualties (to the extent not caused by the party claiming Force Majeure); Severe Weather Conditions (as defined below); physical natural disasters (but excluding weather conditions that are not Severe Weather Conditions); strikes, lockouts or other labor disturbances or labor disputes (other than labor disturbances and labor disputes resulting solely from the acts or omissions of the party claiming Force Majeure); acts of terrorism; riots or civil disturbances; wars or insurrections; shortages of materials (which shortages are not unique to the party claiming Force Majeure); government regulations, moratoria or other governmental actions, inactions or delays; failures by third parties to deliver gas, oil or another suitable fuel supply, or inability of the party claiming Force Majeure, by exercise of reasonable diligence, to obtain gas, oil or another suitable fuel; or other causes beyond the reasonable control of the party claiming that Force Majeure has occurred (collectively, “Force Majeure”). In the event of such failure, Sublessee shall not be entitled to termination of this Sublease or any abatement or reduction of Rent, nor shall Sublessee be relieved from the operation of any covenant or agreement of this Sublease. “Severe Weather Conditions” means weather conditions that are materially worse than those that reasonably would be anticipated for the Premises at the applicable time based on historic meteorological records.

(a)The Subleased Premises shall be delivered by Sublessor and accepted by Sublessee in “as is” condition, except that the Subleased Premises shall be in broom clean condition, all the Subleased Premises shall be free of any and all personal property, occupancies and tenancies. Sublessee shall have the right to use, at no additional cost or expense, the existing office furniture and audiovisual equipment located within the Premises at the time of delivery by Sublessor, the extent of which shall be memorialized in an Inventory List to be attached as Exhibit C to this Sublease.

(c)Sublessor covenants to Sublessee that the Premises shall be in the same condition, in all material respects, on the Commencement Date as the Premises are in on the Effective Date, reasonable wear and tear excepted.

3.Appurtenant Rights.

(a)Sublessee shall have, as appurtenant to the Subleased Premises and without additional charge or cost, rights to use in common with Sublessor and others entitled thereto, Sublessor’s rights in driveways, walkways, lobbies, hallways, the loading dock, freight elevators, stairways, passenger elevators convenient for access to the Subleased Premises and the other Common Areas as set forth in the Prime Lease and all in accordance with the terms of the Prime Lease.

4.Rent.

(a)Sublessee shall pay to Sublessor the following base rent for the Subleased Premises (the “Base Rent”). The Base Rent and the Extra Rent (as defined below) shall be collectively referred to in this Sublease as the “Rent”.

Lease Period	Monthly Installment of Base Rent	Annual Base Rent
Commencement Date through date that is one (1) month after the Commencement Date	$0	N/A
Rent Commencement Date – the date that is 12 full calendar months thereafter	$210,953.29	$2,531,439.50
Month 13 after Rent Commencement Date – Month 24	$217,281.89	$2,607,382.69
Month 25 after Rent Commencement Date – Month 36	$223,800.35	$2,685,604.17

(b)Notwithstanding anything set forth herein to the contrary, Sublessee shall be responsible for paying, as “Extra Rent,” for the cost of Sublessee’s pro rata share of the Additional Rent set forth in the Prime Lease that is required to be paid by Sublessor, excluding (i) any such Extra Rent relating solely to any portion of the Premises that does not include the Subleased Premises or which is solely for Sublessor’s benefit and (ii) any Extra Rent relating to Laboratory Support Expenses. For clarity, Sublessee, at its expense, shall be responsible to provide janitorial services, telecommunications, information technology, security and alarm systems to the Subleased Premises. Any systems that pertain to the foregoing that are installed by Sublessee shall be removed at the end of Sublessee’s occupancy of the Subleased Premises Sublessor’s pro rata share of the Additional Rent for the Building is [16.60%], which is approximately [51.15%] of Sublessor’s pro rata share of the Additional Rent. For avoidance of doubt, Sublessee shall not be responsible to pay for any portion of Extra Rent relating to any time prior to the Rent Commencement Date.

(c)Sublessee shall begin paying Rent to Sublessor on the date that is one (1) month after the Commencement Date (the “Rent Commencement Date”), and shall not owe Rent to Sublessor for any period prior to the Rent Commencement Date. All monthly payments of Rent and Extra Rent are due and payable in advance on the first day of each calendar month, without demand, deduction, counterclaim or setoff, except as set forth or incorporated herein. Rent for any partial month shall be prorated and paid on the first business day of such month. Sublessee shall make all payments required by this Sublease by wire transfer.

(d)Upon the payment of any amount of the Building Allowance (as defined in the Work Letter) for the Improvements (as defined in the Work Letter), the annual Base Rent shall be increased by the total amount drawn by the Sublessee (the “Building Allowance Drawn”), amortized (without interest) on a straight-line basis over the balance of the Term commencing as of the Rent Commencement Date (the aggregate of which is hereinafter referred to as the “Aggregate Building Allowance Drawn”) such that the full amount of the Aggregate Building Allowance Drawn shall be reimbursed by the Sublessee to Sublessor as of the last regularly scheduled Base Rent payment of the Term.

5.Permitted Uses. Sublessee shall use the Subleased Premises only for the Permitted Uses applicable to the Subleased Premises as set forth in the Prime Lease. Sublessee shall not undertake any activities in the Subleased Premises unless and until Sublessee has complied with any provisions of the Prime Lease that relate to Sublessee’s use, all applicable laws (including, but not limited to, having obtain all necessary federal, state or local permits and operating licenses) and insurance requirements.

6.Condition of Subleased Premises; Security; Alterations; Parking.

(a)Sublessee agrees that, except as expressly provided herein, (i) it enters into this Sublease without relying upon any representations, warranties or promises by Sublessor, its agents, representatives, employees, servants or any other person in respect of the Building or the Subleased Premises, except as specifically set forth in this Sublease, (ii) no rights, easements or licenses are acquired by Sublessee by implication or otherwise except as expressly set forth or as incorporated herein, (iii) Sublessor shall have no obligation to do any work in order to make the Subleased Premises suitable and ready for occupancy and use by Sublessee. Sublessor represents and warrants that, to Sublessor’s knowledge, all base building systems serving the Subleased Premises are, as of the date of this Sublease, in good working order.

(b)Sublessee shall be permitted to install its own security system in the Subleased Premises which is compatible with the key card access system for the Building, subject to the written approval of Sublessor and Prime Lessor, in Sublessor’s and Prime Lessor’s reasonable discretion, provided that Prime Lessor shall be given all keys, passcodes and other measures necessary to ensure that Prime Lessor has access to the Subleased Premises at all times in accordance with the terms of the Prime Lease. At the end of the Term, Sublessee shall remove such security system.

(c)Sublessee may cause the Improvements (as set forth in the Work Letter (“Work Letter”) attached to this Sublease as Exhibit D) to be performed, and otherwise shall keep and maintain the Subleased Premises in at least the same order, repair and condition as exists on the Commencement Date, reasonable wear and tear and damage by fire or other casualty excepted.

(d)Subject to Sublessor’s and Prime Lessor’s reasonable approval, Sublessee shall have the right to hire and manage a mutually approved architect, contractor and construction manager for all required construction relative to Sublessee’s Subleased Premises. All of Sublessee’s improvements, including the Improvements, shall be subject to Sublessor’s and Prime Lessor’s approval, which shall not be unreasonably delayed or withheld. Sublessor shall notify Sublessee of any restoration obligations upon review and consent of any alteration plans. Sublessee shall also be responsible for any fees charged by Prime Lessor in connection with Sublessee’s Improvements and any other alterations in accordance with Section 17.10 of the Prime Lease.

(e)During the Term of the Sublease, Sublessee shall be eligible to use twenty-seven (27) parking spaces allocated to Sublessor pursuant to the Prime Lease at the same cost per space as charged to Sublessor pursuant to the Prime Lease.

7.Insurance. Sublessee shall maintain throughout the Term of this Sublease such insurance in respect of the Subleased Premises and the conduct and operation of business therein, with Sublessor and Prime Lessor listed as additional insureds as is required of “Tenant” pursuant to the terms of the Prime Lease, with no penalty to Sublessor or Prime Lessor resulting from deductibles or self-insured retentions effected in Sublessee’s insurance coverage. If Sublessee fails to procure or maintain such insurance and to pay all premiums and charges therefor within five (5) days after receipt of written notice from Sublessor, Sublessor may (but shall not be obligated to) do so, whereupon Sublessee shall reimburse Sublessor upon demand for such insurance premiums and charges and other reasonable costs incurred by Sublessor. All such Sublessee insurance policies shall, to the extent obtainable, contain endorsements providing that (i) such policies may not be canceled except upon thirty (30) days’ prior notice to Sublessor and Prime Lessor, (ii) no act or omission of Sublessee shall affect or limit the obligations of the insurer with respect to any other named or additional insured and (iii) Sublessee shall be solely responsible for the payment of all premiums under such policies and Sublessor, notwithstanding that it is or may be a named insured, shall have no obligation for the payment thereof. On or before the Commencement Date, Sublessee shall deliver to Sublessor and Prime Lessor either a fully paid-for policy or certificate, at Sublessee’s option, evidencing the foregoing coverages. Any endorsements to such policies or certificates shall also be delivered to Sublessor and Prime Lessor upon issuance thereof. Sublessee shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Sublessee shall deliver to Sublessor and Prime Lessor such renewal policies or certificates within thirty (30) days after the renewal date of any existing policy. In the event Sublessee fails to deliver any such renewal policy or certificate within thirty (30) days after the expiration of any existing policy, Sublessor shall have the right, but not the obligation, to obtain the same after five (5) days’ written notice and opportunity to cure whereupon Sublessee shall reimburse Sublessor upon demand the fair market cost thereof.

Sublessee shall include in all such insurance policies any clauses or endorsements in favor of Prime Lessor including, but not limited to, waivers of the right of subrogation, which Sublessor is required to provide pursuant to the provisions of the Prime Lease. Sublessor and Sublessee shall also obtain from their respective insurers waivers of subrogation riders in favor of each other and hereby agree to release each other from all claims that may arise that are otherwise covered by insurance or if would have been covered by insurance that was required to be obtained either herein or in the Prime Lease. Sublessee releases and waives all claims against Sublessor for loss or damage to Sublessee’s personal property and its alterations in the Subleased Premises

8.Indemnification. Subject to Section 7 above and the obligation of each party to first look to insurance and except to the extent directly caused by the negligence or willful misconduct of Sublessor, Sublessee agrees to defend (with counsel reasonably approved by Sublessor), indemnify and hold Sublessor and its respective officers, agents and employees harmless from and against any and all claims, costs, expenses, losses and liabilities arising: (i) from the conduct or management of or from any work or thing whatsoever done in the Subleased Premises by or on behalf of Sublessee during the Term hereof; (ii) from any condition arising and any injury to or death of persons, damage to property or other event occurring in the Subleased Premises during the term hereof by or on behalf of Sublessee; and (iii) from any breach or default on the part of Sublessee in the performance of any covenant or agreement on the part of Sublessee to be performed pursuant to the terms of this Sublease or from any willful misconduct or negligence on the part of Sublessee or any of its agents, employees, licensees, invitees or assignees or any person claiming through or under Sublessee. Sublessee further agrees to indemnify Sublessor and Prime Lessor and their respective officers, agents and employees from and against any and all damages, liabilities, costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such indemnified claim or any action or proceeding brought in connection therewith. The provisions of this Paragraph are intended to supplement any other indemnification provisions contained in this Sublease and in the Prime Lease to the extent incorporated by reference herein. Any non-liability, indemnity or hold harmless provisions in the Prime Lease for the benefit of Prime Lessor that are incorporated herein by reference shall be deemed to inure to the benefit of Sublessor and Prime Lessor for the purpose of incorporation by reference in this Sublease.

9.No Assignment or Subletting. Other than as set forth in the Prime Lease, Sublessee shall not assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest herein, or the term or estate granted hereby or the rentals hereunder, or sublet the Subleased Premises or any part thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person, without the prior written consent of Sublessor and Prime Lessor, which consent as to Sublessor shall not be unreasonably withheld, conditioned or delayed and as to Prime Lessor shall be granted or withheld in accordance with the terms and provisions of the Prime Lease.. In addition to the rights set forth in the Prime Lease, Sublessor may exercise any other remedies available at law or in equity. No subletting or assignment shall release Sublessee of Sublessee’s obligation or alter the primary liability of Sublessee to pay the Base Rent and Extra Rent and to perform all other obligations to be performed by Sublessee under the Sublease.

10.Primacy and Incorporation of Prime Lease.

(a)This Sublease is and shall be subject and subordinate to the Prime Lease and to all amendments, modifications and replacements of or to the Prime Lease, but only as such are permitted pursuant to this Sublease. Sublessor conveys, and Sublessee takes hereby, no greater rights then those accorded to or taken by Sublessor as “Tenant” under the terms of the Prime Lease, and likewise, except as set forth herein, is granted all benefits afforded “Tenant” under the Prime Lease. To the extent incorporated herein, Sublessee covenants and agrees that it will perform and observe all of the provisions contained in the Prime Lease to be performed and observed by the “Tenant” thereunder as applicable to the Subleased Premises, except that “Rent” shall be defined for purposes of this Sublease as set forth in Section 4 hereof. Notwithstanding the foregoing, Sublessee shall have no obligation to (i) cure any default of Sublessor under the Prime Lease, (ii) perform any obligation of Sublessor under the Prime Lease which arose prior to the Commencement Date and Sublessor failed to perform, (iii) repair any damage to the Subleased Premises caused by Sublessor, (iv) remove any alterations or additions installed within the Subleased Premises by or for Sublessor, or (v) indemnify Sublessor for any damages that directly result from any gross negligence or willful misconduct by Sublessor or its agents, employees or contractors. Except to the extent inconsistent with the context hereof, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Prime Lease. Further, except as set forth in the last paragraph of this Section (a), the terms, covenants and conditions of the Prime Lease are incorporated and made a part of this Sublease as they relate to the Subleased Premises as if such terms, covenants and conditions were stated herein to be the terms, covenants and conditions of this Sublease, so that except to the extent that they are inconsistent with or modified by the provisions of this Sublease, for the purpose of incorporation by reference, each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Landlord” thereunder shall, in respect of this Sublease and the Subleased Premises, be binding upon or inure to the benefit of Sublessor, and each and every referenced term, covenant and condition of the Prime Lease binding upon or inuring to the benefit of the “Tenant” thereunder shall, in respect of this Sublease, be binding upon or inure to the benefit of Sublessee, with the same force and effect as if such terms, covenants and conditions were completely set forth in this Sublease. It is the intent of the parties that to the extent any terms or provisions of this Sublease are inconsistent or conflict with the Prime Lease, other than the Base Rent, the terms of the Prime Lease shall control. For purposes of this Sublease, as to such incorporated terms, covenants and conditions:

(i)references in the Prime Lease to the “Premises” to the “Additional Premises” shall be deemed to refer to the “Subleased Premises” hereunder;

(ii)references in the Prime Lease to “Landlord” and to “Tenant” shall be deemed to refer to “Sublessor” and “Sublessee” hereunder, respectively, except that where the term “Landlord” is used in the context of ownership or management of the entire Building, such term shall be deemed to mean “Prime Lessor”;

(iii)references in the Prime Lease to “this Lease” shall be deemed to refer to “this Sublease” (except when such reference in the Prime Lease is, by its terms (unless modified by this Sublease), a reference to any other section of the Prime Lease, in which event such reference shall be deemed to refer to the particular section of the Prime Lease);

(iv)references in the Prime Lease to the “Term Commencement Date” shall be deemed to refer to the “Commencement Date” hereunder;

(v)references in the Prime Lease to “Term” shall be deemed to refer to the Term of this Sublease.

Sublessor shall have the rights against Sublessee as would be available to Landlord against the Tenant under the Prime Lease if such breach was by the Tenant thereunder. Sublessee shall have the same rights against Sublessor as would be available to Tenant against the Landlord under the Prime Lease if such breach was by the landlord thereunder.

(b)Notwithstanding the foregoing, the following provisions of the Prime Lease and Exhibits annexed thereto are not incorporated herein by reference and shall not, except as to definitions set forth therein, have any applicability to this Sublease:

Articles/Paragraphs/Sections 1, 2.1-2.6, 3, 4, 5, 7.1, 8, 9.6, 13.5, 16.8, 17, 41, and 42.

(c)Notwithstanding anything to the contrary contained in the Prime Lease, the time limits (the “Notice Periods”) contained in the Prime Lease for the giving of notices, making of demands or performing of any act, condition or covenant on the part of the “Tenant” thereunder, or for the exercise by the “Tenant” thereunder of any right, remedy or option, are changed for the purposes of incorporation herein by reference by shortening the same in each instance by five (5) days, so that in each instance Sublessee shall have five (5) fewer days to observe or perform hereunder than Sublessor has as the “Tenant” under the Prime Lease; provided, however, that if the

Prime Lease allows a Notice Period of five (5) days or less, then Sublessee shall nevertheless be allowed the number of days equal to one-half of the number of days in each Notice Period to give any such notices, make any such demands, perform any such acts, conditions or covenants or exercise any such rights, remedies or options; provided, further, that if one-half of the number of days in the Notice Period is not a whole number, Sublessee shall be allowed the number of days equal to one-half of the number of days in the Notice Period rounded up to the next whole number.

11.Sublessor Representations. Notwithstanding anything to the contrary contained in this Sublease (including, without limitation, the provisions of the Prime Lease incorporated herein by reference), Sublessor makes no representations or warranties whatsoever with respect to the Subleased Premises, this Sublease, Prime Lease or any other matter, either express or implied, except as otherwise expressly set forth in this Sublease, except that Sublessor represents and warrants both as of the Effective Date as follows: (i) that it is the sole holder of the interest of the “Tenant” under the Prime Lease and holds good leasehold title to the Subleased Premises, (ii) that Sublessor has the legal power, right and authority to enter into this Sublease and the instruments referenced herein and to consummate the transactions contemplated hereby, and the individual(s) executing this Sublease and instruments referenced herein on behalf of Sublessor have the legal power, right, and authority to bind Sublessor to the terms and conditions hereof and that the Sublease is enforceable in accordance with its terms and is in full force and effect, (iii) that the Prime Lease is in full force and effect, (iv) there currently are no defaults or events of default under the Prime Lease, and there are no events which, with the passage of time and/or the giving of notice, would constitute a default or event of default under the Prime Lease, (v) to the Sublessor’s knowledge, Prime Lessor is not in default under the Prime Lease, (vi) other than those that have been obtained and that are in full force and effect, the execution, delivery, and performance by Sublessor of this Sublease does not require the consent, waiver, approval, license, or authorization of, or any notice to or filing with, any person, entity, or governmental authority, except for the Consent, (vii) a true, accurate, and complete copy of the Prime Lease is attached hereto as Exhibit A, and there have been no modifications, amendments (including amendments to appendices) or changes to the Prime Lease, and the Prime Lease constitutes the entire agreement between Prime Lessor and Sublessor with regard to the Subleased Premises, (viii) Sublessor has no defenses, setoffs, or counterclaims to the payment of amounts due from Sublessor to Prime Lessor under the Prime Lease and no dispute currently exists under the Prime Lease, (ix) the execution and delivery of this Sublease will not conflict with or constitute a breach or default of any material terms of any note, contract, mortgage, deed of trust, lease, sublease, or other agreement or instrument to which Sublessor is a party or by which it is bound, (x) there are no actions, lawsuits, or proceedings pending or threatened against or relating to Sublessor’s ownership or use of the Subleased Premises, and Sublessor has not received any written notice from any city, county, state, or other governmental agency claiming a violation of any applicable laws relating to the Subleased Premises, and (xi) Sublessor has not contracted for any services or goods or created any obligations that will bind Sublessee as successor-in-interest with respect to the Subleased Premises except as set forth in this Sublease.

12.Compliance with Prime Lease. Sublessee shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease; provided, however, that this provision shall not require Sublessee to act or refrain from acting where otherwise permitted in this Sublease. Sublessee shall defend, indemnify and hold Sublessor harmless from and against any and all claims, liabilities, losses, damages, and expenses (including reasonable attorneys’ fees) of any kind whatsoever by reason of any breach or default by Sublessee of this Section 12.

Sublessor shall neither do nor permit anything to be done which would cause the Prime Lease to be terminated or forfeited voluntarily or by reason of any right of termination or forfeiture reserved or vested in Prime Lessor under the Prime Lease; provided, however, that this provision shall not require Sublessor to act or refrain from acting where otherwise permitted in this Sublease. Sublessor shall defend, indemnify, and hold Sublessee harmless from and against any and all claims, liabilities, losses, damages, and expenses (including reasonable attorneys’ fees) of any kind whatsoever by reason of any breach or default by Sublessor of this Section 12. Sublessor will not amend, alter or modify any of the provisions of the Prime Lease in a manner that increases the Rent or other amounts payable by Sublessee pursuant to this Sublease without, in each instance, Sublessee’s consent in its sole and absolute discretion.

13.Security Deposit. Within two (2) business days after the Effective Date, Sublessee shall deposit with Sublessor a letter of credit for the amount of $843,813.17 (the “Security Deposit”) which sum shall be held by Sublessor as security for the faithful performance by Sublessee of all of the terms, covenants and conditions of this Sublease. Upon Sublessee providing confirmation in writing of raising a Series A equal to or greater than $100M, the amount of the Security Deposit shall be reduced to $632,859.88. The provisions of Section 11 of the Prime Lease shall govern the Security Deposit, provided, however, that the Security Deposit must be in the form of a Letter of Credit pursuant to Section 11 of the Prime Lease delivered by Sublessee to Sublessor.

14.Brokerage. Sublessee and Sublessor each represents that it has not dealt with any broker in connection with this Sublease. Each party agrees to indemnify and hold harmless the other from and against any and all liabilities, claims, suits, demands, judgments, costs, interest, and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which the indemnified party may be subject to or suffer by reason of any breach of the foregoing representations..

(a)  Notices. All notices, consents, approvals, demands, bills, statements, and requests which are required or desired to be given by either party to the other hereunder shall be in writing and shall be governed by Section 24 of the Prime Lease as incorporated herein by reference.

(a)Address for Notices to Sublessor:

Surface Oncology, Inc.
50 Hampshire Street
Cambridge, MA 02139
Attn: General Counsel

(b)Address for Notices to Sublessee:

Prior to the Commencement Date:

EQRX, Inc.
399 Binney St
Cambridge MA 02139
Attn: General Counsel

After the Commencement Date:

EQRX, Inc.
50 Hampshire St
Cambridge MA 02139
Attn:	General Counsel

15.Interpretation. This Sublease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Sublease to be drafted. Each covenant, agreement, obligation or other provision of this Sublease shall be deemed and construed as a separate and independent covenant of the party bound by, undertaking or making the same, which covenant, agreement, obligation or other provision shall be construed and interpreted in the context of the Sublease as a whole. All terms and words used in this Sublease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. The word “person” as used in this Sublease shall mean a natural person or persons, a partnership, a corporation or any other form of business or legal association or entity. Terms used herein and not defined shall have the meaning set forth in the Prime Lease.

16.Signage. Sublessor shall obtain for Sublessee a Building-standard listing on the main Building lobby directory for Sublessee.

17.Right to Cure Defaults. If Sublessee or Sublessor shall at any time fail to make any payment or perform any other obligation pursuant to this Sublease, then the other shall have the right, but not the obligation, after notice to the defaulting party in accordance with Section 15 of this Sublease, or without notice to the other in the case of any emergency, and without waiving or releasing the other from any obligations of the other hereunder, to make such payment or perform such other obligation of the other in such manner and to such extent as the non-defaulting party shall deem reasonably necessary, and in exercising any such right, to pay any incidental costs and expenses, employ attorneys, and incur and pay reasonable attorneys’ fees. The defaulting party shall pay to the non-defaulting party ten (10) days after demand all reasonable sums so paid by the non-defaulting party and all incidental costs and expenses of the non-defaulting party in connection therewith, together with interest thereon at an annual rate equal to ten percent (10%) per annum, or the highest rate permitted by applicable law, whichever shall be less. Such interest shall be payable with respect to the period commencing on the date such expenditures are made by the non-defaulting party and ending on the date such amounts are repaid by the defaulting party. The provisions of this Paragraph shall survive the Expiration Date or the sooner termination of this Sublease.

18.Termination of Prime Lease. If for any reason the term of the Prime Lease shall terminate prior to the last day of the Term of this Sublease (as the case may be), this Sublease shall thereupon automatically terminate as to the premises demised under the Prime Lease and Sublessor shall not be liable to Sublessee by reason thereof except as otherwise set forth in this Sublease.

Neither Sublessor nor Sublessee shall do or permit anything to be done which would cause the Prime Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Prime Lessor or in Sublessor under the Prime Lease Sublessor and Sublessee each shall defend, indemnify, and hold the other harmless from and against any and all claims, liabilities, losses, damages, and expenses (including reasonable attorneys’ fees) of any kind whatsoever by reason of any breach or default on the part of Sublessor or Sublessee (as the case may be) by reason of which the Prime Lease may be terminated or forfeited.

Sublessor shall perform all of its obligations under the Prime Lease, and agrees to keep and maintain the Prime Lease in full force and effect. In the event that either Sublessor or Sublessee shall receive any notice from Prime Lessor regarding a default pursuant to any of the provisions of the Prime Lease, the party receiving such notice shall promptly give a copy thereof to the other party. Further, Sublessor and Sublessee each agrees to give to the other a copy of any notice of default, event of default, or otherwise under the Prime Lease that said party gives to Prime Lessor.

19.Sublessee Hazardous Material Activity.

(a)At all times during the Term, Sublessee shall maintain, at its sole cost and expense, environmental control and safety management services related to Sublessee’s activities in the Subleased Premises (the “EH&S Services”). The EH&S Services shall be provided by parties reasonable acceptable to Sublessor and in a manner reasonably acceptable to Sublessor.

(b)Without limiting the generality of Section 10 of this Sublease, Sublessee shall (i) at all times during the Term, comply with the provisions of Section 21 of the Prime Lease regarding the storage and use of Hazardous Materials on the Subleased Premises, and (ii) prior to the expiration or termination of the Term, comply with the provisions of Section 26, including, but not limited to the preparation and execution of an Exit Survey (subject to prior approval by Sublessor and Prime Lessor).

20.Quiet Enjoyment. Sublessor covenants that if Sublessee is not in default beyond the expiration of any applicable notice and cure periods, then Sublessee shall quietly enjoy and occupy the full possession of the Subleased Premises without molestation or hindrance by Sublessor or any party claiming through Sublessor.

21.No Privity of Estate. Nothing contained in this Sublease shall be construed to create privity of estate or of contract between Sublessee and Prime Lessor.

22.No Waiver. The failure of either party to insist in any one or more cases upon the strict performance or observance of any obligation of the other party hereunder or to exercise any right or option contained herein shall not be construed as a waiver or relinquishment for the future performance of any such obligation of such party or any right or option of the other party. Sublessor’s receipt and acceptance of Rent or Sublessor’s acceptance of performance of any other obligation by Sublessee, with knowledge of Sublessee’s breach of any provision of this Sublease, shall not be deemed a waiver of such breach. No waiver of any term, covenant or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by both parties.

23.Complete Agreement. This Sublease constitutes the entire agreement between the parties and there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Sublease which are not fully expressed in this Sublease. This Sublease cannot be changed or terminated orally or in any manner other than by a written agreement executed by both parties. This Sublease shall not be binding upon either party unless and until it is signed and delivered by and to both parties, and is further subject to Section 27.

24.Successors and Assigns. The provisions of this Sublease, except as herein otherwise specifically provided, shall extend to, bind, and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors, and permitted assigns.

25.Governing Law; Jurisdiction. This Sublease shall be construed in accordance with, and governed in all respects by, the laws of the Commonwealth of Massachusetts (without giving effect to principles of conflicts of laws that would require the application of any other law). Sublessor and Sublessee agree to submit to the jurisdiction of the state and federal courts located in the Commonwealth of Massachusetts, with venue in the County of Middlesex, and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

26.Waiver of Jury Trial and Right to Counterclaim. The parties hereto hereby waive any rights which they may have to trial by jury in any summary action or other action, proceeding or counterclaim arising out of or in any way connected with this Sublease, the relationship of Sublessor and Sublessee, the Subleased Premises and the use and occupancy thereof, and any claim for injury or damages. Sublessee also hereby waives all right to assert or interpose a counterclaim (other than mandatory counterclaims) in any summary proceeding or other action or proceeding to recover or obtain possession of the Subleased Premises.

27.Consent of Prime Lessor. This Sublease is contingent on the approval and consent of Prime Lessor, which Sublessor agrees to use all reasonable efforts to obtain. This Sublease shall not become effective unless and until a written approval and consent (the “Consent”) is executed and delivered by the Prime Lessor and Sublessee on terms and conditions satisfactory to Sublessee in its sole discretion. After the Sublessor receives the Consent as executed by Prime Lessor, Sublessor agrees to promptly deliver a fully executed original of the Consent to Sublessee. The effect and commencement of this Sublease is subject to and conditional upon the receipt by Sublessor and Sublessee of the Consent executed by Prime Lessor. Upon execution of this Sublease by Sublessee, Sublessor will promptly apply to the Prime Lessor for the Consent and Sublessor will promptly inform Sublessee as to receipt of the Consent (if and when it is received) and deliver to Sublessee a copy of the same.

Sublessee shall reimburse Sublessor for Prime Landlord’s actual costs and expenses, including reasonable attorneys’ fees, charges and disbursements incurred in connection with reviewing the Sublease and processing, drafting and negotiating the Consent, not to exceed $2,500.

If the Consent is not received within thirty (30) business days after this Sublease is fully executed by both Sublessor and Sublessee (the “Sunset Date”), then from and after the Sunset Date this Sublease will cease to have any further effect and the parties hereto will have no further obligations to each other with respect to this Sublease and any funds paid hereunder by Sublessee shall be promptly refunded by Sublessor.

28.Holdover. If Sublessee remains in possession of either the Subleased Premises after the last day of the occupancy of such Subleased Premises as set forth in Section 1 (as the case may be) without the express written consent of Sublessor, (a) Sublessee shall become a tenant at sufferance upon the terms of this Sublease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (b) Sublessee shall be responsible for all damages suffered by Sublessor resulting from or occasioned by Sublessee’s holding over, including consequential damages. No holding over by Sublessee, whether with or without consent of Sublessor, shall operate to extend this Sublease. Acceptance by Sublessor of Rent after the expiration of the Term or earlier termination of this Sublease shall not result in a renewal or reinstatement of this Sublease.

29.Recording. Sublessor and Sublessee agree that neither party may record this Sublease.

30.Public Statements. Neither party will make any public statements or releases concerning this Sublease, or use the other party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

31.Limitation of Liability. Notwithstanding any indemnities or other provisions hereof to the contrary, in no event shall Sublessor or Sublessee be responsible for any consequential, incidental, special or punitive damages, except as specifically set forth herein or in the Prime Lease.

32.Certain Definitions.

(a)All capitalized terms not defined in this Sublease shall have the meanings ascribed to them in the Prime Lease.

(b)The terms “herein”, “hereunder”, and “hereof” shall refer to this Sublease as a whole unless the context otherwise indicates.

33.Counterparts. This Sublease may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument. The undersigned may rely upon facsimile counterparts signed by each other, but shall promptly upon the request of the other exchange executed original signature pages.

34.Time is of the essence. Time is of the essence with respect to each provision of this Sublease.

35.Notwithstanding the foregoing, (a) Sublessor shall use good faith efforts, under the circumstances, to secure performance of Prime Lessor’s obligations under the Prime Lease upon Sublessee’s written request to Sublessor to do so and shall thereafter diligently prosecute such performance on the part of Prime Lessor and (b) if Sublessor shall be entitled to any abatement of rent by reason of any failure on the part of Prime Lessor to perform its obligations or to provide services to the Subleased Premises, Sublessee shall be entitled to a proportionate abatement of rent payable to Sublessor to the extent such abatement is actually made; provided, however, that Sublessee shall reimburse Sublessor for reasonable costs and expenses incurred by Sublessor in connection with such efforts. As long as this Sublease is in full force and effect, Sublessee shall be entitled, with respect to the Subleased Premises, to the benefit of Prime Lessor’s obligations and agreements under the Prime Lease to furnish utilities and other services to the Subleased Premises and to repair and maintain the common areas, roof, building systems and all other obligations of Prime Lessor under the Master Lease.

36.Notwithstanding anything contained in this Sublease to the contrary, Sublessee shall not be responsible for (i) any default of Sublessor, its agents, employees or contractors under the Prime Lease unless attributable to a default under this Sublease or the Prime Lease by Sublessee, its agents, employees, contractors, invitees or anyone claiming by, through or under Sublessee, (ii) conditions at the Subleased Premises, for which the obligation to maintain and repair resides with Prime Lessor under the Prime Lease and/or which existed as of the Commencement Date, (iii) any violations of law resulting from such conditions described by (ii) above, (iv) the payment of any charges, fees and other costs imposed by Prime Lessor on Sublessor as a result of Sublessor’s default under the Prime Lease (unless due to any default by Sublessee under this Sublease), and (v) making payment of any sums either to Prime Lessor or Sublessor in satisfaction of any charges accruing under the Prime Lease (whether denominated as rent, rental, additional rent or otherwise) for any period prior or subsequent to the Term of this Sublease.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Sublease as a sealed instrument as of the date first written above.

SUBLESSOR:

SURFACE ONCOLOGY, INC.

By:	/s/ J. Jeffery Goater

	Name:	J. Jeffery Goater

	Title:	Chief Executive Officer

SUBLESSEE:

EQRX, INC.

By:	/s/ Melanie Nallicheri

	Name:	Melanie Nallicheri

	Title:	President & COO

EXHIBIT A

PRIME LEASE

See attached.

EXHIBIT B

SEVENTH FLOOR PREMISES

EXHIBIT C

FURNITURE

EXHIBIT D

WORK LETTER

EXHIBIT D:

PROPOSED WORK LETTER TO BE ATTACHED TO SUBLEASE

SUBLESSEE IMPROVEMENTS

This Work Letter is attached to that certain sublease (“Sublease”) between Surface Oncology, Inc., a Delaware corporation (“Sublessor”), and EQRx, Inc., a Delaware corporation (hereinafter referred to as “Sublessee”) dated as of December 16, 2019. Capitalized Terms shall have the meanings ascribed to them in the Sublease unless otherwise defined herein.

1.Responsibility for Completing Improvements. Sublessee shall prepare the plans and specifications (the “Drawings”) for, and furnish and install the “Improvements”, to the extent said Improvements are approved by Prime Lessor and Sublessor in advance pursuant to the plans and specifications prepared pursuant to paragraph 2 hereof. In order to facilitate the completion of the Improvements, Sublessor agrees to provide Tenant an allowance for the design and construction of the Improvements equal to $30 per rentable square foot of the Subleased Premises (the “Buildout Allowance”), which may only be used for fees (including project management fees), costs and expenses of Sublessee associated with the design, preparation, approval and construction of the Improvements and otherwise in conformance with the uses for the Additional Premises TI Allowance set forth in the Prime Lease, and specifically in the Second Amendment to Lease dated as of May 22, 2018 (“Second Amendment”). Sublessee shall be responsible for any Excess Cost (as hereinafter defined).

The Buildout Allowance shall be paid to Sublessee in accordance with this Exhibit “D”. Sublessor and Sublessee shall each be responsible for a portion of the costs of the Improvements as described below. Once Sublessee enters into a guaranteed maximum price construction contract (the “GMP”) with General Contractor (defined below), the total Buildout Allowance shall be compared to the total anticipated amount of the costs of the design and construction of the Improvements as set forth in the GMP. For each request for payment of the Buildout Allowance, Sublessor shall pay that portion of the request that is equal to the fraction represented by the ratio of (a) the total Buildout Allowance to (b) the total anticipated cost of the design and construction of the Improvements as shown on the GMP. For example, if the  total Buildout Allowance is $1,005,870 and the total anticipated cost of the design and construction of the Improvements as shown on the GMP is $2,011,740, then Sublessor shall pay one-half (i.e., $1,005,870 / $2,011,740 is equal to 1/2) of all requests for the Buildout Allowance until such Buildout Allowance has been fully expended. Sublessor shall pay the Buildout Allowance to Sublessee within thirty (30) days after the request therefor by Sublessee and satisfaction of each of the following conditions (“Payment Conditions”): (i) the portion of the Improvements (or the design thereof) for which Sublessee is seeking reimbursement shall have been substantially completed to the extent required in accordance with this Exhibit “D” and paid for by Sublessee, (ii) lien waivers and paid invoices and other proof of payment of all costs related to such Improvements shall have been provided to Sublessor, all in form and substance reasonably satisfactory to Sublessor, (iii) no default of Sublessee shall have occurred under the Sublease and be continuing, and (iv) Sublessee has complied with all other applicable provisions of the Prime Lease, including, without limitation, the provisions of the Work Letter set forth in the Second Amendment including without limitation, the provisions applicable to the Draft Schematic Plans, Construction Plans, Approved Budget and each Fund Request (each as defined in the Second Amendment).

2.Drawings & Permits. Sublessee will enter into agreements with its architect and engineer and cause them to prepare drawings and specifications and shall submit the construction plans and specifications consistent with the preliminary test fit plan of the Subleased Premises prepared for Sublessee, which is attached hereto as Exhibit 1, to Sublessee and Prime Lessor for approval (“Approved Plans and Specifications”). Sublessee shall cause the Improvements to be constructed in accordance with the Approved Plans and Specifications. Sublessee shall submit the Approved Plans and Specifications to all governmental authorities having approval rights over the Improvements and shall apply for all governmental approvals and building permits. Upon receipt of such approval(s) and permit(s), and subject to the provisions of this Exhibit “D”, Sublessee shall thereafter commence and proceed with complete construction of the Improvements. No Improvements or other work shall be conducted by or on behalf of Sublessee until the construction plans and specifications for the Improvements are fully approved in writing by Sublessor and Prime Lessor and all permits required therefor have been issued. Sublessee shall cooperate diligently with Sublessor and shall furnish within five (5) days, after request therefor, all information required by Sublessor related to the plans and specifications submitted to Sublessor for approval, as applicable. Sublessee assumes full and complete responsibility to ensure that the Improvements and the work related thereto and the plans and specifications, including the Approved Plans and Specifications, are complete and adequate to fully meet the needs and requirements of Sublessee’s business operations within the Subleased Premises and to insure that the Improvements as shown on the Approved Plans and Specifications are complete, fully comply with all statutes, regulations, building codes and other laws and that such Approved Plans and Specifications are accurate and free of all design errors, defects, omissions and incompleteness. Neither the approval by Sublessee of the Approved Plans and Specifications, or of any other plans, specifications, drawings or other items associated with the Improvements nor Sublessor’s performance, supervision or monitoring of the Improvements shall constitute any warranty or covenant by Sublessor as to the adequacy of the design of the Subleased Premises or as to completeness and accuracy thereof nor as to compliance with the applicable statues, laws, building codes and other laws nor in any way subject Sublessor to any liability whatsoever.

3.Contractors. In order to ensure that Sublessor is able to maintain and  monitor the quality of the building construction, the design intent of the systems, including warranties, guarantees, and to further protect the standards of construction maintained in the Building, it is agreed that the contractor engaged by Sublessee to construct the Improvements (“General Contractor”) will be subject to reasonable approval by Sublessor and Prime Lessor. General Contractor shall be directly retained by Sublessee and shall construct all Improvements in compliance with all applicable statutes, regulations, building codes and other laws, in accordance with the Approved Plans and Specifications. Notwithstanding the foregoing, or any other provision of the Sublease, Sublessor shall not have any liability or responsibility to Sublessee for any failure of the Approved Plans and Specifications or Improvements shown thereon, to comply with applicable statutes, regulations, building codes or other laws nor for any errors, omissions, incompleteness of, and design defects in, the Approved Plans and Specifications, or in the work or performance of General Contractor for the Improvements and that Sublessee shall be responsible to correct, at its sole cost and expense, any failure of the Approved Plans and Specifications or the Improvements to comply with applicable statutes, regulations, codes and other laws and also for the cost of correcting any errors, omissions or incompleteness of the Approved Plans and Specifications and for any defects, errors, omissions, poor workmanship and other inadequacies in the Improvements or in the performance of General Contractor.

4.Excess Costs. Sublessee shall be responsible for any costs of designing and constructing the Improvements in excess of the Buildout Allowance (the “Excess Cost”) within the timeframe required pursuant to the agreement or agreements between Sublessee and General Contractor and any other parties with respect to the Improvements.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed this Work Letter as a sealed instrument as of the date first written above.

SUBLESSOR:

SURFACE ONCOLOGY, INC.

By:	J. Jeffery Goater
Name:	J. Jeffery Goater
Title:	Chief Executive Officer

SUBLESSEE:

EQRX, INC.

By:	/s/ Melanie Nallicheri
Name:	Melanie Nallicheri
Title:	President & COO

CONSENT TO SUBLEASE

This CONSENT TO SUBLEASE (this “Consent”) is entered into as of this 16th day of December, 2019, by and among BMR-HAMPSHIRE LLC, a Delaware limited liability company (“Landlord”), SURFACE ONCOLOGY, INC., a Delaware corporation (“Tenant”), and EQRX, INC., a Delaware corporation (“Subtenant”).

RECITALS

A.WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of May 13, 2016 (as the same may have been amended, amended and restated, supplemented or otherwise modified from time to time, the “Master Lease”), whereby Tenant leases certain premises (the “Premises”) from Landlord at 50 Hampshire Street, Cambridge, Massachusetts (the “Building”); and

B.WHEREAS, Tenant has applied to Landlord for its consent to that certain Sublease dated as of December 16, 2019 (the “Sublease”), by and between Tenant and Subtenant, whereby Tenant subleases its interest in a portion of the Premises (such portion, the “Subleased Premises”) to Subtenant.

AGREEMENT

NOW, THEREFORE, Landlord hereby consents to the Sublease, subject to and upon the following terms and conditions, to each of which Tenant, Subtenant and Landlord expressly agree:

1.Nothing contained in this Consent shall either:

(a)operate as a consent to or approval by Landlord of any of the provisions of the Sublease or as a representation or warranty by Landlord, and Landlord shall not be bound or estopped in any way by the provisions of the Sublease; or

(b)be construed to modify, waive or affect any of the provisions, covenants or conditions of, or any rights or remedies of Landlord under, the Master Lease. In the case of any conflict between the provisions of this Consent and those of the Sublease, the provisions of this Consent shall prevail.

Notwithstanding the foregoing, Landlord hereby approves the preliminary test fit plan of the Subleased Premises attached hereto as Exhibit 1, provided that any tenant improvements to or in the Subleased Premises shall comply with the requirements of the Lease, including without limitation, the Work Letter applicable to the Subleased Premises.

2.Each of Tenant and Subtenant expressly assumes and agrees that during the term of the Sublease, it shall perform and comply with each and every obligation of Tenant under the Master Lease; provided that, in the case of Subtenant, Subtenant shall not violate the Master Lease but shall only be obligated to perform the affirmative obligations of Tenant under the Master Lease to the extent of Subtenant’s obligations under the Sublease.

3.If Landlord is entitled to a share of any portion of the rent or other payments that Subtenant is obligated to pay to Tenant pursuant to the Sublease, Landlord hereby requests that Tenant pay such portion to Landlord, and Tenant hereby acknowledges and agrees to pay such portion to Landlord on a timely basis.

4.Neither the Sublease nor this Consent shall release or discharge Tenant from any obligation or liability under the Master Lease, and Tenant shall remain liable and responsible for the full performance of all of the provisions, obligations, covenants and conditions set forth in the Master Lease. The acceptance of rent by Landlord from Subtenant or from any other person shall not be deemed a waiver by Landlord of any provisions of the Master Lease. Tenant and Subtenant understand and represent that by entering into the Sublease, Landlord’s rights, remedies and liabilities under the Master Lease have not in any way been modified, diminished or waived.

5.Tenant and Subtenant warrant that the attached Sublease represents the entire agreement between them. Subtenant further warrants that there was no compensation or consideration paid to either party as a condition of this Consent or the Sublease other than as stated herein or therein.

6.The Sublease shall be subject and subordinate at all times to the Master Lease and all of its provisions, covenants and conditions. In case of a conflict, the provisions of the Master Lease shall prevail, except that with respect to Subtenant’s obligations to pay rent, the provisions of the Sublease shall prevail.

7.This Consent shall not constitute consent to any subsequent assignment of the Master Lease or the Sublease or subletting of the Premises. Neither Tenant nor Subtenant shall voluntarily or by operation of law, directly or indirectly (whether by merger or otherwise), assign, pledge, hypothecate, or otherwise transfer this Consent or any of such party’s rights, interests or obligations under this Consent, in whole or in part, without the prior written consent of Landlord in its sole and absolute discretion, and any such purported assignment, pledge, hypothecation, or transfer without the prior written consent of Landlord shall be null and void.

8.In addition to and without limiting any indemnity obligations set forth in the Master Lease, Tenant agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless Landlord and its affiliates and their respective shareholders, partners, directors, officers, employees, lenders and ground lessors and their respective successors and assigns, and Landlord’s contractors and agents (collectively with Landlord, each a “Landlord Indemnitee”) for, from and against any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys’ fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or  suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, “Claims”) of any kind or nature arising from Subtenant’s failure to perform or comply with any of Tenant’s or Subtenant’s obligations under the Sublease or this Consent, except to the extent directly caused by Landlord’s negligence or willful misconduct. Subtenant agrees to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnitees for, from and against any and all Claims of any kind or nature arising from Subtenant’s obligations under the Sublease or this Consent, except to the extent directly caused by Landlord’s negligence or willful misconduct. Tenant’s and Subtenant’s obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant or Subtenant under workers’ compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant’s and Subtenant’s obligations under this Section shall survive the expiration or earlier termination of this Consent.

9.Subtenant shall reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnitees for, from and against any and all Claims imposed upon or incurred by or asserted against a Landlord Indemnitee and directly or indirectly arising out of or in any way relating to Subtenant’s obligations under the Sublease or this Consent.

10.In the event of any default by Subtenant under the Master Lease, Landlord may proceed directly against any or all of Tenant, Subtenant, any guarantors or anyone else liable under the Master Lease without first exhausting Landlord’s remedies against any other person or entity liable therefor to Landlord.

11.In the event that Tenant defaults in its obligations under the Master Lease or in  the event that the Master Lease is otherwise terminated prior to its natural expiration, Landlord may, at its option and without being obligated to do so, require Subtenant to attorn to Landlord with respect to the Subleased Premises. Upon Landlord’s notice to Subtenant, (a) Subtenant  shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against amounts due by Tenant under the Lease and (b) within ten (10) days after such notice, Subtenant shall deposit with Landlord the entire Security Deposit (as defined in the Sublease), and replenish such Security Deposit from time to time, as necessary to maintain the amount required under the Sublease. If Landlord elects to require Subtenant to so attorn, then Landlord shall undertake the obligations of Tenant under the Sublease with respect to the Subleased Premises from the time of the exercise of Landlord’s option under this Section until termination of the Sublease according to its terms; provided, however, that Landlord shall not be liable for any prepaid rents or any security deposit paid by Subtenant to Tenant, nor shall Landlord be liable for any other defaults of Tenant under the Sublease.

12.Except as otherwise expressly set forth in this Consent, each party shall pay its own costs and expenses incurred in connection with this Consent and such party’s performance under this Consent, provided, that if any party commences a proceeding, demand, claim, action, cause of action or suit against another party(ies) arising out of or in connection with  this Consent, then the substantially prevailing party(ies) shall be reimbursed by the other party(ies) for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party(ies) in such proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

13.Each of Tenant and Subtenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than CB Richard Ellis, and Tenant and Subtenant agree to reimburse, indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnitees for, from and against any Claims by any broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant or Subtenant with regard to the Sublease. The provisions of this Section shall survive the expiration or earlier termination of this Consent or the Master Lease.

14.Except as otherwise stated in this Consent, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Consent shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Consent shall be addressed to the parties at the following addresses:

Landlord:

BMR-HAMPSHIRE LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: Legal Department

Facsimile: (858) 485-9843

Email: legalreview@biomedrealty.com

Tenant:

SURFACE ONCOLOGY, INC.

50 Hampshire Street

Cambridge, Massachusetts 02139

Attn: Jessica Fees

Facsimile:

Email: jfees@surfaceoncology.com

Subtenant:

EQRX, Inc.

50 Hampshire St Cambridge MA 0213

Attn  Ken Mullen

Facsimile:

Email: kmullen@eqrx.com

Either party may, by notice to the other(s) given pursuant to this Section, specify additional or different addresses for notice purposes.

15.Where applicable in this Consent, the singular includes the plural and the masculine or neuter includes the masculine, feminine and neuter. The words “include,” “includes,” “included” and “including” mean “‘include,’ etc., without limitation.” The word “shall” is mandatory and the word “may” is permissive. Landlord, Tenant and Subtenant have each participated in the drafting and negotiation of this Consent, and the language in all parts of this Consent shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord, Tenant or Subtenant.

16.Time is of the essence with respect to the performance of every provision of this Consent.

17.The terms of this Consent are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included in this Consent, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. No provision of this Consent may be modified, amended or supplemented except by an agreement in writing signed by Landlord, Tenant and Subtenant.

18.Notwithstanding anything to the contrary contained in this Consent, Tenant’s and Subtenant’s obligations under this Consent are independent and shall not be conditioned upon performance by Landlord. Each provision of this Consent performable by Tenant or Subtenant shall be deemed both a covenant and a condition.

19.Any provision of this Consent that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Consent shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

20.Each of the covenants, conditions and agreements contained in this Consent shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this section shall in any way alter the provisions of this Consent restricting assignment.

21.This Consent is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing  in this Consent shall give or be construed to give any other person or entity any legal or equitable rights.

22.This Consent shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without regard to Massachusetts’ conflict of law principles.

23.Tenant and Subtenant guaranty, warrant and represent that the individual or individuals signing this Consent have the power, authority and legal capacity to sign this Consent on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint ventures or other organizations and entities on whose behalf such individual or individuals have signed.

24.Tenant and Subtenant shall take all such actions and execute all such documents as are reasonable and necessary to implement or evidence the transactions contemplated by this Consent.

25.A facsimile or portable document format (PDF) signature on this Consent shall be equivalent to, and have the same force and effect as, an original signature. This Consent may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

26.No waiver of any term, covenant or condition of this Consent shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Consent shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Consent. Except as expressly provided in this Consent, the rights and remedies under this Consent are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Consent or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

27.To the extent permitted by applicable laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party(ies) hereto related to matters arising out of or in any way connected with this Consent or any claim of injury or damage related to this Consent.

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IN WITNESS WHEREOF, Tenant and Subtenant have affixed their respective signatures hereto as evidence of understanding of and agreement to the above, and Landlord has affixed its signature hereto to convey its consent to the Sublease.

LANDLORD:

BMR-HAMPSHIRE LLC,
a Delaware limited liability company

By:	/s/ Russell Garland
Name:	Russell Garland
Title:	Vice President, East Coast Facilities

TENANT:

SURFACE ONCOLOGY, INC.,
a Delaware corporation

By:	/s/ J Jeffery Goater
Name:	J Jeffery Goater
Title:	Chief Executive Officer

SUBTENANT:

EQRX, INC.,
a Delaware corporation

By:	/s/ Melanie Nallicheri
Name:	Melanie Nallicheri
Title:	President & COO

Exhibit 1

TEST FIT PLAN